4.1
EIGHTH AMENDMENT TO CREDIT AGREEMENT

THIS EIGHTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is made as of the 31st day of October, 2000, among KEMET CORPORATION, a Delaware corporation (the "Borrower"); WACHOVIA BANK, N.A. as Agent (successor by merger to Wachovia Bank of Georgia, N.A. and hereinafter referred to as the "Agent") under the Credit Agreement (as herein defined) and the BANKS named in the Credit Agreement.

Background:

The Borrower, the Agent and the Banks have entered into a certain
Credit Agreement dated as of October 18, 1996, as amended by a First Amendment to Credit Agreement dated as of August 30, 1997, as further amended by a Second Amendment to Credit Agreement dated as of March 31, 1998, as further amended by a Third Amendment to Credit Agreement dated as of September 9, 1998, as further amended by a Fourth Amendment to Credit Agreement dated as of December 31, 1998, as further amended by a Fifth Amendment to Credit Agreement dated as of June 30, 1999, as further amended by a Sixth Amendment to Credit Agreement dated as of July 1, 1999, and as further amended by a Seventh Amendment to Credit Agreement dated as of June 1, 2000 (as amended, the "Credit Agreement").

The Borrower, the Agent and the Banks wish to further amend the Credit Agreement in certain respects, as hereinafter provided.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.	Definitions.  Capitalized terms used herein which are not
otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

SECTION 2.	Amendments.  The Credit Agreement is hereby amended as
follows:

2.1.	Section 2.05(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)	Upon written request of the Borrower, which shall be made
in writing and delivered to the Agent on a Domestic Business Day on or before the date which is not more than 60 days after the fourth anniversary of the Closing Date, the Banks and the Agent in their sole and absolute discretion may (but shall not be obligated to) extend the Termination Date for a period of one year. In the event that a Bank chooses to extend the Termination Date for such a one year period, notice shall be given by such Bank to the Borrower and the Agent on or before the date which is not more than 60 days after the date of receipt of such request from the Borrower; provided that the Termination Date shall not be extended with respect to any of the Banks (regardless of whether any relevant Bank has delivered a favorable extension notice) unless the Required Banks have delivered favorable extension notices and are willing to extend the Termination Date and either (i) the remaining Banks shall on the original Termination Date (prior to its extension hereunder) purchase ratable assignments (without any obligations so to do) from each Bank (a "Terminating Bank") that has not elected to extend the Termination Date (in the form of an Assignment and Acceptance) in accordance with their respective percentage of the remaining aggregate amount of the Commitments; provided that such remaining Banks shall be provided such opportunity (which opportunity shall allow such Banks at least five Domestic Business Days in which to make a decision) prior to the Borrower finding another bank pursuant to the immediately succeeding clause (ii); and provided, further, that should any of the remaining Banks elect not to purchase such an assignment, then such other remaining Banks shall be entitled to purchase an assignment on the original Termination Date (prior to its extension hereunder) from any Terminating Bank which includes the ratable interest that was otherwise available to such non-purchasing remaining Bank or Banks, as the case may be; (ii) the Borrower shall find another bank, acceptable to the Agent, willing to accept an assignment on the original Termination Date (prior to its extension hereunder) from such Terminating Bank (in the form of an Assignment and Acceptance); or (iii) the Borrower shall terminate the Commitments of all such Terminating Banks whose Commitments are not assigned pursuant to clause (i) or (ii) above.

2.2.	Section 5.21 of the Credit Agreement is hereby amended, effective on and after October 18, 2001, as follows:
(a)	Paragraph (b) of Section 5.21 is hereby amended and restated in its entirety, effective on and after October 18, 2001, to read as follows:
(b)	Neither the Borrower nor any Subsidiary will create,
assume or suffer to exist any Lien on the capital stock of any
Foreign Significant Subsidiary, except (i) Liens permitted by clause (f), (g) (but only to the extent the refinancing,
extension, renewal or refunding referred to in such clause (g) is of Debt described in clause (f) of Section 5.09), (h) or (i) of
Section 5.09, and (ii) Liens securing any judgment, to the extent such judgment does not constitute an Event of Default under
Section 6.01(l).
(b)	Paragraph (c) of Section 5.21 is hereby amended and restated in its entirety, effective on and after October 18, 2001 to read as follows:
(c)	Once any Subsidiary becomes a Domestic Significant
Subsidiary and therefore becomes a party to the Guaranty
Agreement in accordance with Section 5.21(a), such Subsidiary thereafter shall remain a party to the Guaranty Agreement,
without regard to the amount of its Total Assets on any day or
Operating Profits or gross revenues for any period.
2.3.	Section 9.05(b) of the Credit Agreement is hereby deleted and the
"(a)" immediately preceding the first sentence of Section 9.05 is hereby deleted.
2.4.	All references in the Credit Agreement or any other Loan Document
(i) to Section 9.05(b) shall be disregarded and deemed to be of no effect and (ii) to Section 9.05 (a) shall be deemed to be references to
Section 9.05.
2.5. Effective on October 18, 2001, the Pledge Agreement shall be terminated, and the Pledged Shares released from the pledge and Lien created thereby. After such release, all references in the Credit Agreement or any other Loan Document to "Pledge Agreement," "Pledged Shares," "Pledgor," and "Pledgor Subsidiary" shall be disregarded and deemed to be of no effect. The Pledged Shares so released shall be promptly returned to the Borrower after such release.
SECTION 3.  Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the following conditions, unless the
Banks waive such conditions:
(a)	receipt by the Agent from each of the parties hereto of either
(i) a duly executed counterpart of this Amendment signed by such party or (ii) a facsimile transmission stating that such party has duly executed a counterpart of this Amendment and sent such counterpart to the Agent;

(b)	the fact that the representations and warranties of the Borrower contained in Section 5 of this Amendment shall be true in all material respects on and as of the date hereof.

SECTION 4. No Other Amendment. Except for the amendments set forth above, the text of the Credit Agreement shall remain unchanged and in full force and effect. This Amendment is not intended to effect, nor shall it be construed as, a novation. The Credit Agreement and this Amendment shall be construed together as a single instrument and any reference to the "Agreement" or any other defined term for the Credit Agreement in the Credit Agreement, the Notes or any certificate, instrument or other document delivered pursuant thereto shall mean the Credit Agreement as amended hereby and as it may be amended, supplemented or otherwise modified hereafter.

SECTION 5. Representations and Warranties. The Borrower hereby represents and warrants in favor of the Agent and the Banks as follows:

(a)	Following the effectiveness of this Amendment,  no Default or
Event of Default under the Credit Agreement has occurred and is continuing on the date hereof;

(b)	The Borrower has the corporate power and authority to enter into this Amendment and to do all acts and things as are required or contemplated hereunder to be done, observed and performed by it;

(c)	This Amendment has been duly authorized, validly executed and delivered by one or more authorized officers of the Borrower and each of this Amendment and the Credit Agreement as amended hereby constitutes the legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms; provided, that the enforceability of each of this Amendment and the Credit Agreement as amended hereby is subject to general principles of equity and to bankruptcy, insolvency and similar laws affecting the enforcement of creditors' rights generally; and

(d)	The execution and delivery of this Amendment and the Borrower's performance hereunder and under the Credit Agreement as amended hereby do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower other than those which have already been obtained or given, nor be in contravention of or in conflict with the Articles of Incorporation or Bylaws of the Borrower, or the provision of any statute, or any judgment, order or indenture, instrument, agreement or undertaking, to which the Borrower is a party or by which its assets or properties are or may become bound.

SECTION 6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

SECTION 7. Governing Law. This Amendment shall be deemed to be made pursuant to the laws of the State of Georgia with respect to agreements made and to be performed wholly in the State of Georgia and shall be construed, interpreted, performed and enforced in accordance therewith.

SECTION 8.	  Effective Date.    This Amendment shall become effective
as of the date first set forth above, upon receipt by the Agent from each of the parties hereto of either a duly executed signature page from a counterpart of this Amendment or a facsimile transmission of a duly executed signature page from a counterpart of this Amendment, signed by such party.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal by their respective authorized officers as of the day and year first above written.
BORROWER:

KEMET CORPORATION

By:  /S/ D. R. Cash_______[SEAL]
       	Title: Senior Vice President &
			Chief Financial Officer


WACHOVIA BANK, N.A. (successor by merger to Wachovia Bank of Georgia, N.A. and
WachoviaBank of South Carolina, N.A. and formerly known as Wachovia Bank of North
Carolina, N.A.),
as Agent and as a Bank


By: /S/ Christopher C. Fincher__ [SEAL]
Title: Senior Vice President



ABN AMRO BANK N.V. ATLANTA AGENCY,
as Co-Agent and Bank

By: /S/ Richard R. DaCosta [SEAL]
Title: Group Vice President

and

By: /S/ Lynn R. Schade  [SEAL]
Title: Vice President



SUNTRUST BANK, ATLANTA

By: /S/ Nathan Bickford[SEAL]
Title: Assistant Vice President

and

By: /S/ Charles J. Johnson[SEAL]
Title: Managing Director



FIRST UNION NATIONAL BANK   (formerly
known as First Union National Bank of
South Carolina)


By: /S/ Jeffery R. Stottler[SEAL]
Title: Vice President



BANK OF AMERICA, N.A.

By: /S/ Kevin McMahon[SEAL]
Title: Managing Director